Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

CUSTOMER ELECTS TO FOREGO COMMERCIAL PRODUCTION OF PRODUCT
$250,000 Fee to be paid to Pro-Dex

IRVINE, CA, January 22, 2010 - PRO-DEX, INC. (NasdaqCM: PDEX) (the “Company”) today announced that one of its customers has elected to not bring to market a product developed by Pro-Dex under a Development Agreement with such customer and, instead, will pay a $250,000 fee pursuant to its agreement with Pro-Dex.

As previously announced by the Company in past earnings conference calls, Pro-Dex has developed a new battery-powered shaver system for a major player in the spine segment of the orthopedic market.  This development work was completed in early 2009 for which Pro-Dex was paid approximately $200,000.  Since then, the customer has been addressing regulatory requirements related to, and assessing the changing market environment for, such product.  First year revenue to Pro-Dex from this new product had been estimated by Pro-Dex at $1.5 to $3.0 million and contingent on FDA approval of the system.

Pro-Dex has now been  informed by the customer that, given the combined impact of 1) the lack of medical reimbursement for the clinical procedures in which this product is used, 2) the high cost of customer-developed consumable components involved in the procedure, and 3) the cost and restrictions related to the disposal of those consumable components, they are electing to abandon the commercialization of the new battery-powered product, opting instead to rely on the corded version of the device previously manufactured by Pro-Dex for them.

The Customer currently has approximately 200 of the earlier corded systems installed worldwide and has informed Pro-Dex that it intends to update those systems through the purchase of adapters manufactured by Pro-Dex.  The customer has also informed Pro-Dex that it intends to enter into a Service and Supply Agreement with Pro-Dex to support the existing corded systems already in the field, to purchase the adapters required to update those existing systems, and to define the terms under which new corded systems may be purchased from Pro-Dex.  The negotiation of this new Agreement is expected to take place in the next month and the specific terms are not yet known.

Commenting on this event, Mark Murphy, Pro-Dex’s President and CEO said, “We are of course disappointed by our customer’s decision.  We put significant effort into making this an extraordinary product and our customer agrees that we achieved that.  However, we understand the challenges they face in bringing this product to market and will support them in making the right decisions for their business.  They have assured us that Pro-Dex’s performance on the project was exceptional and was not related to their decision to forego this product’s production.  They further indicated that they would certainly use Pro-Dex again for future development projects, given their positive experience with our capabilities.”

With the termination of the Development Agreement, the customer is paying Pro-Dex a $250,000 fee and have indicated they intend to make such a payment in the next month.  Accordingly, Pro-Dex anticipates that the payment will be recognized as revenue in its fiscal 3rd quarter.  Further, while the customer owns the resulting technology from Pro-Dex’s development service, by not entering into a formal Supply Agreement with Pro-Dex to purchase the product containing that resulting technology, the customer foregoes the future right to commercialize any product containing the resulting technology, unless that product is made by Pro-Dex.  Pro-Dex continues to own all of the base technology contained in the product.

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Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.